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                                                                    EXHIBIT 11.1

                              SanDisk Corporation

             Statement Regarding Computation of Per Share Earnings
               (In thousands, except per share data; unaudited)

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EXHIBIT
NUMBER                                               EXHIBIT TITLE
-------    ----------------------------------------------------------------------------------------------
                                       Three months ended     Nine months ended
                                          September 30,         September 30,
                                       1997          1996     1997       1996
                                     -------       -------  -------    -------
Net income.........................  $ 6,802       $ 3,643  $12,617    $10,102
Computations of weighted average
  common and common equivalent
  shares outstanding:
  Weighted average common shares
    outstanding....................   22,601        22,218   22,492     22,116
  Common stock options.............    2,389         2,050    2,012      2,088
                                     -------       -------  -------    -------
Shares used in computing net
  income per share.................   24,990        24,268   24,504     24,204
                                     =======       =======  =======    =======
Net income per share applicable
  to common stockholders...........  $  0.27       $  0.15  $  0.51    $  0.42
                                     =======       =======  =======    =======
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